CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-188840 on Form N-1A of our report dated August 25, 2015, relating to the financial statements and financial highlights of Babson Global Floating Rate Fund and Babson Global Credit Income Opportunities Fund appearing in the Annual Report on Form N-CSR of Babson Capital Funds Trust for the year ended June 30, 2015.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 26, 2015